EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 Nos. 333-102194, 333-102194-01 and 333-102194-02) and related Prospectus of ITLA Capital Corporation for the registration of $500,0000,000 in securities and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of ITLA Capital Corporation as of and for the years ended December 31, 2003 and 2002 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
February 6, 2005